EQUITABLE HOLDINGS REPORTS THIRD QUARTER 2020 RESULTS
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Strong balance sheet, announced significant de-risking through legacy VA reinsurance transaction
Delivering on capital management program; announced $500 million incremental share repurchases in 2021
Third quarter GAAP Net loss of $779 million, or $1.77 per common share
Non-GAAP operating earnings1 of $568 million, or $1.24 per common share
Achieved run rate $75 million productivity target ahead of plan
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New York, NY, November 4, 2020 - Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the third quarter ended September 30, 2020.
“Equitable‘s strong performance in uncertain times continues to demonstrate our ability to adapt and underscores the stability of our business and earnings. We are pleased to report third quarter non-GAAP operating earnings of $568 million, supported by total company net inflows and 6% growth in assets under management to $746 billion,” said Mark Pearson, President and Chief Executive Officer.
Mr. Pearson continued, “Looking ahead, we will enter 2021 with solid momentum having achieved the primary financial targets communicated at the time of our IPO. Supported by our balance sheet, which will be further bolstered by the expected close of our landmark legacy VA transaction, we remain well-positioned to continue growing our value accretive businesses whilst generating strong returns and delivering value for all of our stakeholders.”

Consolidated Results
	Third Quarter
(in millions, except per share amounts or unless otherwise noted)	2020	2019
Total Assets Under Management (“AUM”, in billions)	$746	$701
Net income (loss) attributable to Holdings	(779)	(374)
Net income (loss) attributable to Holdings per common share	(1.77)	(0.76)
Non-GAAP operating earnings (loss)	568	673
Non-GAAP operating earnings (loss) per common share (“EPS”)	1.24	1.37
As of September 30, 2020, total AUM was $746 billion, a year-over-year increase of 6% driven by net inflows and market performance over the prior twelve months.
Net loss attributable to Holdings for the third quarter of 2020 was $779 million compared to $374 million in the third quarter of 2019 driven primarily by non-economic market impacts from hedging and non-performance risk under U.S. GAAP accounting.
Non-GAAP operating earnings in the third quarter of 2020 was $568 million compared to $673 million in the third quarter of 2019. These results include impacts from assumption updates of $(31) million in the current quarter and $60 million in the prior-year quarter.
As of September 30, 2020, book value per common share, including accumulated other comprehensive income (“AOCI”), was $36.05. Book value per common share, excluding AOCI, was $26.63.
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1 This press release includes certain non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.

Business Highlights

•Business segment highlights:
◦Individual Retirement first year premiums improved on a sequential basis, driven by an 18% increase in sales of Structured Capital Strategies (“SCS”).
◦Group Retirement renewal contributions increased 3%, benefitting from new digital engagement initiatives and growth in the tax-exempt market.
◦Investment Management and Research (AllianceBernstein or “AB”)2 reported net flows of $5.3 billion, excluding expected low-fee AXA redemptions.
◦Protection Solutions continues to drive momentum in its Employee Benefits business with strong persistency and year-over-year growth in gross premiums.
•Capital management program:
◦Returned $176 million to shareholders in the third quarter, including $76 million of quarterly cash dividends and $100 million of share repurchases.
◦As part of the Company’s 2020 capital management program, it has returned $552 million to shareholders on a year-to-date basis, or $952 million including $400 million of share repurchases accelerated into 2019.
◦The Company expects to continue delivering on its 50-60% target payout ratio, and it recently announced Board approval for an incremental $500 million of share repurchases in 2021, subject to the close of its legacy variable annuity reinsurance transaction.
•Continued to successfully execute on strategic priorities:
◦Achieved run rate $75 million pre-tax productivity target, net of reinvestment, one quarter ahead of plan with incremental expense savings expected to persist post-2020.
◦Completed execution of the Company’s general account rebalance in the third quarter of 2019 and delivered the $160 million annualized net investment income goal.
•Completed annual actuarial assumption review:
◦The Company completed its annual actuarial assumption review in the third quarter, resulting in a limited impact to net income of $(58) million and a $(31) million impact to non-GAAP operating earnings. Impacts were primarily driven by the incorporation of emerging experience in GAAP best estimate assumptions.
•Strong capitalization and liquidity:
◦As of September 30, 2020, cash and liquid assets were c. $2.3 billion at Equitable Holdings.
◦Combined RBC ratio (under the new NAIC formula) of approximately 430%.
◦The Company expects its RBC ratio to increase by approximately 60 percentage points following the close of its legacy VA reinsurance transaction.

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2 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q3 2020	Q3 2019
Account value (in billions)	$107.8	$104.0
Segment net flows	(427)	(123)
Operating earnings (loss)	371	465
•Account value increased by 4% primarily driven by equity market performance over the prior twelve months.
•Net flows of $(427) million decreased compared to the third quarter of 2019 as anticipated outflows from the older fixed rate living benefits block were partially offset by net inflows from our current product offering of less capital-intensive products.
•Operating earnings decreased from $465 million to $371 million versus the prior year quarter. Excluding the impacts of assumption updates in both periods, operating earnings increased from $383 million to $393 million, primarily due to the GA rebalance and higher alternatives income as well as lower operating expenses.
Group Retirement

(in millions, unless otherwise noted)	Q3 2020	Q3 2019
Account value (in billions)	$38.7	$36.1
Segment net flows	(93)	(23)
Operating earnings (loss)	129	105
•Account value increased by 7% driven primarily by equity market performance and net inflows over the prior twelve months.
•Net flows of $(93) million decreased versus the prior year quarter primarily driven by lower first year premiums, partially offset by higher renewals.
•Operating earnings increased from $105 million to $129 million versus the prior year quarter. Excluding the impacts of assumption updates in both periods, operating earnings increased from $102 million to $131 million, primarily driven by higher asset balances, the GA rebalance and higher alternatives income.
Investment Management and Research

(in millions, unless otherwise noted)	Q3 2020	Q3 2019
Total AUM (in billions)	$630.8	$592.4
Segment net flows (in billions)	3.1	8.1
Operating earnings (loss)	104	93
•AUM increased by 6% due to market performance and net inflows over the prior twelve months.
•Third quarter net flows of $3.1 billion were driven by net inflows across all three client channels. Excluding expected low-fee AXA redemptions of $2.2 billion, third quarter net flows were $5.3 billion.

•Operating earnings increased from $93 million to $104 million primarily driven by higher base fees on higher average AUM and lower operating expenses.
Protection Solutions

(in millions)	Q3 2020	Q3 2019
Gross written premiums	$700	$777
Annualized premiums	49	61
Operating earnings (loss)	51	100
•Gross written premiums decreased 10% versus the prior year quarter as strong growth in Employee Benefits was offset by declines in Life premiums.
•Annualized premiums decreased from $61 million to $49 million versus the prior year quarter primarily driven by lower premiums in our Life business.
•Operating earnings decreased from $100 million to $51 million versus the prior year quarter. Excluding the impacts of assumption updates in both periods, operating earnings decreased from $104 million to $48 million, primarily due to the reestablishment of the PFBL reserve upon exiting loss recognition, as well as lower premiums.
Corporate and Other
Operating loss of $87 million compared to operating loss of $90 million in the prior year quarter primarily driven by lower interest credited due to lower interest rates and revenue growth in our broker-dealer business.

Earnings Conference Call
Equitable Holdings will host a conference call at 8 a.m. ET November 5, 2020 to discuss its third quarter 2020 results. The conference call webcast, along with additional earnings materials will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
http://www.directeventreg.com/registration/event/3766538.

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,000 employees and financial professionals, $746 billion in assets under management (as of 9/30/2020) and more than 5 million client relationships globally.
Contacts:
Investor Relations
Jessica Baehr
+(212) 314-2476

Media Relations
Matt Asensio
+(212) 314-2010

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity, access to and cost of capital and the impact of COVID-19 and related economic conditions; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, remediation of our material weakness, indebtedness, protection of confidential customer information or proprietary business information, information systems failing or being compromised, strong industry competition and catastrophic events, such as the outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults, errors or omissions by third parties and affiliates and gross unrealized losses on fixed maturity and equity securities; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, complex regulation and administration of our products, variations in statutory capital requirements, financial strength and claims-paying ratings and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves, actual mortality, longevity, morbidity and lapse experience differing from pricing expectations or reserves, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management, the industry-wide shift from actively-managed investment services to passive services and potential termination of investment advisory agreements; (viii) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (ix) risks related to separation from, and continuing relationship with, AXA, including costs associated with separation and rebranding; and (x) risks related to our common stock and future offerings, including the market price for our common stock being volatile and potential stock price declines due to future sales of shares by existing stockholders.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ Annual Report on Form 10-K for the year ended December 31, 2019 and in Holdings’ subsequent filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) certain changes in the fair value of the derivatives and other securities we use to hedge these features; (ii) the effect of benefit ratio unlock adjustments related to extraordinary economic conditions or events such as COVID-19; and (iii) changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results and the impact of these items on DAC amortization on our SCS product.
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which includes restructuring costs related to severance, lease write-offs related to non-recurring restructuring activities, separation costs and impacts related to COVID-19; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period.

Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.
The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Net income (loss) attributable to Holdings	$(779)	$(374)	$590	$(818)
Adjustments related to:
Variable annuity product features (1)	1,620	1,431	473	3,167
Investment (gains) losses	(17)	(199)	(190)	(176)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	31	24	86	72
Other adjustments (2) (3)	66	73	836	200
Income tax expense (benefit) related to above adjustments (4)	(357)	(278)	(253)	(685)
Non-recurring tax items	4	(4)	12	(56)
Non-GAAP Operating Earnings	$568	$673	$1,554	$1,704

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(1)Includes COVID-19 impact on Variable annuity product features due to a first quarter 2020 assumption update of $1.5 billion and other COVID-19 related impacts of $35 million for the nine months ended September 30, 2020.
(2)Includes COVID-19 impact on Other adjustments due to a first quarter 2020 assumption update of $1.0 billion and other COVID-19 related impacts of $86 million for the nine months ended September 30, 2020.
(3)Includes separation costs of $37 million, $39 million, $108 million and $121 million for the three and nine months ended September 30, 2020 and 2019, respectively.
(4)Includes income taxes of $(554) million for the above related COVID-19 items for the nine months ended September 30, 2020.
Non-GAAP Operating EPS
Non-GAAP Operating EPS is calculated by dividing Non-GAAP Operating Earnings by weighted average diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three and nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,		Nine Months Ended September 30,
(per share amounts)	2020	2019	2020	2019
Net income (loss) attributable to Holdings (1)	$(1.74)	$(0.76)	$1.30	$(1.64)
Less: Preferred stock dividend	0.03	—	0.08	—
Net Income (loss) available to common shareholders	(1.77)	(0.76)	1.22	(1.64)
Adjustments related to:
Variable annuity product features (2)	3.62	2.92	1.04	6.34
Investment (gains) losses	(0.04)	(0.41)	(0.42)	(0.35)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.07	0.05	0.19	0.14
Other adjustments (3) (4)	0.15	0.15	1.85	0.40
Income tax expense (benefit) related to above adjustments (5)	(0.80)	(0.57)	(0.56)	(1.37)
Non-recurring tax items	0.01	(0.01)	0.03	(0.11)
Non-GAAP Operating Earnings (5)	$1.24	$1.37	$3.35	$3.41

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1.Due to reporting a net loss for the three months ended September 30, 2020 and three and nine months ended September 30, 2019, basic shares was used in the diluted earnings per common share calculation as the use of diluted shares would have resulted in a lower loss per share.
2.Includes COVID-19 impact on Variable annuity product features due to a first quarter 2020 assumption update of $3.23 and other COVID-19 related impacts of $0.08 for the nine months ended September 30, 2020.
3.Includes COVID-19 impact on Other adjustments due to a first quarter 2020 assumption update of $2.31 and other COVID-19 related impacts of $0.19 for the nine months ended September 30, 2020.
4.Includes separation costs of $0.08, $0.08, $0.24 and $0.24 for the three and nine months ended September 30, 2020 and 2019, respectively.
5.Includes income taxes of $(1.22) for the above related COVID-19 items for the nine months ended September 30, 2020.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to Total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	September 30, 2020	December 31, 2019
Book value per common share	$36.05	$27.35
Per share impact of AOCI	(9.42)	(1.82)
Book Value per common share, excluding AOCI	$26.63	$25.53

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.
Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in millions)
REVENUES
Policy charges and fee income	$914	$980	$2,787	$2,847
Premiums	221	284	754	847
Net derivative gains (losses)	(1,472)	(453)	1,890	(2,323)
Net investment income (loss)	879	824	2,530	2,815
Investment gains (losses), net:
Credit losses on AFS debt securities and loans	(4)	—	(47)	—
Other investment gains (losses), net	21	199	237	176
Total investment gains (losses), net	17	199	190	176
Investment management and service fees	1,126	1,101	3,314	3,172
Other income	155	143	434	409
Total revenues	1,840	3,078	11,899	7,943
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	1,034	1,735	4,546	3,551
Interest credited to policyholders’ account balances	306	320	930	944
Compensation and benefits	503	502	1,498	1,523
Commissions and distribution-related payments	342	317	982	905
Interest expense	52	54	152	167
Amortization of deferred policy acquisition costs	90	128	1,555	489
Other operating costs and expenses	436	449	1,308	1,315
Total benefits and other deductions	2,763	3,505	10,971	8,894
Income (loss) from continuing operations, before income taxes	(923)	(427)	928	(951)
Income tax (expense) benefit	218	121	(141)	334
Net income (loss)	(705)	(306)	787	(617)
Less: Net income (loss) attributable to the noncontrolling interest	74	68	197	201
Net income (loss) attributable to Holdings	(779)	(374)	590	(818)
Less: Preferred stock dividends	11	—	34	—
Net income (loss) available to Holdings’ common shareholders	$(790)	$(374)	$556	$(818)

Earnings Per Common Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in millions, except per share data)
Earnings per common share
Basic	$(1.77)	$(0.76)	$1.23	$(1.64)
Diluted	$(1.77)	$(0.76)	$1.22	$(1.64)
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	447.5	490.4	453.0	499.8
Weighted average common stock outstanding for diluted earnings per common share (1)	447.5	490.4	454.1	499.8

(1)Due to net loss for the three months ended September 30, 2020 and three and nine months ended September 30, 2019 approximately 1.5 million, 1.0 million and 0.8 million more shares, respectively, were excluded from the diluted earnings per common share calculation than would have been excluded as being anti-dilutive under the treasury stock method.

Results of Operations by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$371	$465	$1,094	$1,206
Group Retirement	129	105	325	281
Investment Management and Research	104	93	291	250
Protection Solutions	51	100	88	207
Corporate and Other	(87)	(90)	(244)	(240)
Non-GAAP Operating Earnings	$568	$673	$1,554	$1,704

Select Balance Sheet Statistics

	September 30, 2020	December 31, 2019
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$114,462	$97,745
Separate Accounts assets	123,446	126,910
Total assets	262,496	249,818

LIABILITIES
Short-term and long-term debt	$4,114	$4,111
Future policy benefits and other policyholders' liabilities	41,139	34,635
Policyholders’ account balances	62,726	58,879
Total liabilities	243,549	234,406

EQUITY
Preferred stock	1,269	775
Accumulated other comprehensive income (loss)	4,188	844
Total equity attributable to Holdings	$17,300	$13,456
Total equity attributable to Holdings' common shareholders (ex. AOCI)	11,843	11,837

Assets Under Management (Unaudited)

	September 30, 2020	December 31, 2019
	(in billions)
Assets Under Management
AB AUM	$630.8	$622.9
Exclusion for General Account and other Affiliated Accounts	(85.9)	(74.4)
Exclusion for Separate Accounts	(36.6)	(38.5)
AB third party	$508.3	$509.9

Total company AUM
AB third party	$508.3	$509.9
General Account and Other (1)	114.5	97.7
Separate Accounts (2)	123.4	126.9
Total AUM	$746.3	$734.6

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(1)“General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2)“Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.